Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports First Quarter 2015 Financial Results

Malvern, PA — (GLOBE NEWSWIRE) — May 6, 2015 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the first quarter ended March 31, 2015.

Company Highlights

•                  Revenue increased 17% to $43.4 million

•                  Experienced eleventh consecutive quarter of year over year revenue growth

•                  Generated positive adjusted EBITDA of $6.4 million, more than double Q1 2014

•                  Serviced over 140,000 patients in the quarter, 29% growth compared to prior year

•                  Launched CardioKey, the Company’s low cost, 14-day Holter

•                  New legislation (“H.R.2.”) passed, repealing the Medicare SGR formula

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We kicked off 2015 with strong first quarter results, generating revenue of $43.4 million, a 17% year over year increase, and adjusted EBITDA of $6.4 million, doubling our prior year results.  Our patient volume grew 29% compared to last year, partially attributable to our 2014 acquisitions and bolstered by strong organic growth.  During the quarter, we did a limited launch of our new low cost, 14-day Holter, the CardioKey, which has been positively received by the market.  We are looking forward to the full market launch later this year.  These accomplishments further solidify our position as the leader in cardiac monitoring.

“Also worth noting, H.R.2. was recently signed into law, permanently repealing the SGR formula which called for annual reductions to Medicare payments under the physician fee schedule.  The bill also requires a 0.5% rate increase per year for the next five years and provides for a more predictable Medicare payment schedule.

“Given our solid first quarter results, we remain confident that 2015 will be another excellent year for BioTelemetry.  With synergies arising from the full integration of our 2014 acquisitions, coupled with other operational efficiencies and legislation that provides for greater reimbursement stability, we are well positioned for future growth.  We expect our momentum to grow throughout the year and are on track to achieve profitability for the full year 2015.”

First Quarter Financial Results

Revenue for the first quarter 2015 was $43.4 million compared to $37.2 million for the first quarter 2014, an increase of 17% or $6.2 million.  Approximately half of the increase resulted from the full quarter impact of the Mednet and BMS acquisitions that occurred in the first and second quarters of 2014, respectively.  Excluding this impact from the acquisitions, the remaining increase was due to over 8% organic patient volume growth and an increase in the study volume in the Research Services segment.  For the three months ended March 31, 2015, patient revenue was comprised of 41.3% Medicare and 58.7% commercial.

Gross profit for the first quarter 2015 increased to $25.2 million, or 58.1% of revenue, compared to $21.6 million, or 58.2% of revenue, in the first quarter 2014.  The increase of $3.6 million was due to the 17% increase in revenue.  While our gross margin percentage was essentially flat year over year, there was a 250 basis point reduction due to the full quarter impact of the lower margin patient mix from the 2014 acquisitions offset by an equivalent benefit from operating efficiencies.

On a GAAP basis, operating expenses for the first quarter 2015 were $24.8 million, a decrease of 2%, compared to $25.3 million in the first quarter 2014.  On an adjusted basis, operating expenses for the first quarter were $22.9 million, a 2.4% increase compared to $22.4 million for the prior year quarter.  These adjusted operating expenses exclude $1.9 million in the first quarter 2015 and $3.0 million in the first quarter 2014 related to integration, restructuring and other charges.  The increase in adjusted operating expenses was due to the addition of Mednet and BMS in 2014.

On a GAAP basis, interest and other loss, net for the first quarter 2015 was $0.4 million, compared to $3.3 million in the first quarter 2014.  During the first quarter 2014, the Company began negotiations for a potential settlement with the U.S. Department of Justice regarding the Civil Investigative Demand issued in August 2011.  As a result, the Company recorded a reserve of $3.1 million as a non-operating charge in the first quarter 2014.  The Company subsequently finalized this settlement in the first quarter 2015.  Excluding this reserve, interest and other loss, net for the first quarter 2015 increased $0.2 million compared to the first quarter 2014 due to additional interest from the expanded debt capacity that the Company secured at the end of 2014.

On a GAAP basis, net loss for the first quarter 2015 was $0.1 million, or a loss of $0.00 per diluted share, compared to a net loss of $4.1 million, or a loss of $0.16 per diluted share, for the first quarter 2014.  Excluding expenses related to integration, restructuring and other charges, adjusted net income for the first quarter 2015 was $1.8 million, or $0.06 per diluted share.  This compares to an adjusted net loss of $0.9 million, or a loss of $0.04 per diluted share, for the first quarter 2014, which excludes the impact of integration, restructuring and other charges.

Liquidity

As of March 31, 2015, total cash was $12.3 million, a decrease of $7.7 million compared to December 31, 2014.  The significant cash uses during the first quarter 2015 included the $6.4 million settlement with the Department of Justice and $2.1 million for capital expenditures, primarily for medical devices.  Consolidated days sales outstanding remains at 51 days, the same as year-end 2014.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Wednesday, May 6, 2015, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.biotelinc.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.biotelinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate the Mednet, Biomedical Systems and Radcore businesses into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	March 31, 2015	March 31, 2014

Revenues	$43,435	$37,162
Cost of revenues	18,212	15,518
Gross profit	25,223	21,644
Gross profit %	58.1%	58.2%

Operating expenses:
General and administrative expense	11,397	10,772
Sales and marketing expense	7,183	7,440
Bad debt expense	2,349	2,359
Research and development expense	1,965	1,789
Integration, restructuring and other charges	1,860	2,980
Total operating expenses	24,754	25,340

Income (loss) from operations	469	(3,696)
Interest and other loss, net	(390)	(3,271)

Income (loss) before income taxes	79	(6,967)
(Loss) benefit from income taxes	(148)	2,845
Net loss	$(69)	$(4,122)

Net loss per share (a):
Basic	$(0.00)	$(0.16)
Diluted	$(0.00)	$(0.16)

Weighted average number of common shares outstanding (a):
Basic	26,935	26,111
Diluted	26,935	26,111

(a)         Basic net loss per share is computed by dividing net loss by the weighted average number of fully vested common shares outstanding during the period.  Diluted net loss per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding vested options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the quarters ended March 31, 2015 and 2014.  Accordingly, basic and diluted net loss per share are the same for the quarters ended March 31, 2015 and 2014.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the quarter ended March 31, 2015.

Summary Financial Data

(In Thousands)

	March 31, 2015	December 31, 2014
	(unaudited)	(unaudited)

Cash and investments	$12,293	$20,007
Patient accounts receivable, net	14,968	15,184
Other accounts receivable, net	10,188	9,362
Days sales outstanding	51	51
Working capital	14,773	14,150
Total assets	117,163	124,778
Total debt	25,000	25,000
Total shareholders’ equity	64,051	63,676

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	March 31, 2015	March 31, 2014
Income (loss) from operations — GAAP	$469	$(3,696)
Nonrecurring charges (a)	1,860	2,980
Adjusted income (loss) from operations	$2,329	$(716)
Net loss — GAAP	$(69)	$(4,122)
Nonrecurring charges (b)	1,860	3,204
Adjusted net income (loss)	$1,791	$(918)

Net loss per share — GAAP	$(0.00)	$(0.16)
Nonrecurring charges per share (b)	0.06	0.12
Adjusted net income (loss) per diluted share	$0.06	$(0.04)
Weighted average number of common shares
outstanding-diluted	28,828	26,111

(a)         In the first quarter 2015, the Company incurred $1.9 million of integration, restructuring and other charges primarily due to legal fees related to patent litigation and costs related to the integration of the Mednet and Biomedical Systems patient services acquisitions.  In the first quarter 2014, the Company incurred $3.0 million related to integration, restructuring and other charges primarily due to legal fees related to patent litigation and the Department of Justice Civil Investigative Demand as well as acquisition and integration costs related to the Mednet and Biomedical Systems patient services acquisitions.

(b)         In the first quarter 2014, in addition to the $3.0 million of integration, restructuring and other charges incurred, the Company recorded a non-operating charge of $3.1 million for the potential settlement of the Department of Justice Civil Investigative Demand which was partially offset by a $2.9 million tax benefit related to the acquisition of Mednet.  The Department of Justice settlement was finalized in the first quarter 2015.

	Three Months Ended
	(unaudited)
	March 31, 2015	March 31, 2014

Net cash used in operating activities	$(4,606)	$(2,060)
Capital expenditures	(2,072)	(3,859)
Free cash flow	$(6,678)	$(5,919)

	Three Months Ended
	(unaudited)
	March 31, 2015	March 31, 2014

Income (loss) from operations — GAAP	$469	$(3,696)
Nonrecurring charges	1,860	2,980
Depreciation and amortization expense	2,952	2,753
Stock compensation expense	1,120	1,003
Adjusted EBITDA	$6,401	$3,040